Exhibit 99.1

For Immediate Release             Investor/Media Contact: Dave Prichard
         608-278-6141

Spectrum Brands Holdings Reports Net Income and Diluted EPS More Than
Doubled in Third Quarter of Fiscal 2012; Operating Income and Adjusted EBITDA Improved 21 Percent and 4 Percent, Respectively

Company Announces Separately Plans to Initiate Quarterly Dividend
in Fiscal 2013 of $0.25 per Share and Declaration of One-Time, Special Dividend
of $1.00 per Share in Fiscal 2012

•
Net income of $58.7 million and diluted earnings per share of $1.13 in fiscal 2012 third quarter more than doubled versus net income of $28.6 million and diluted earnings per share of $0.56 last year, while third quarter adjusted diluted EPS of $0.78 increased 18.2 percent compared with $0.66 last year

•
Net sales increased 2.5 percent to $824.8 million in the third quarter of fiscal 2012 versus $804.6 million a year ago; excluding negative foreign exchange impact, net sales grew 6.0 percent versus prior year

•	Operating income increased 21.0 percent to $95.2 million in the third quarter of fiscal 2012 versus $78.7 million a year ago

•
Adjusted EBITDA of $132.5 million represented a third consecutive record third quarter, and increased 4.4 percent versus prior year; excluding negative foreign exchange impact, adjusted EBITDA grew 12.3 percent in the quarter

•	Strong liquidity position at end of fiscal 2012 third quarter with $62 million of cash and only $3 million drawn on $300 million ABL Facility, consistent with normal seasonality

•
Company reaffirms expectations for fiscal 2012 net sales to grow at or above the rate of GDP, says fiscal 2012 should generate net income versus net loss in fiscal 2011, and forecasts adjusted EBITDA to grow at a higher percentage rate than net sales

•	Company reaffirms fiscal 2012 goal of at least $200 million of net cash provided from operating activities after purchases of property, plant and equipment (free cash flow)

•
Company expects to use its strong free cash flow to continue to reduce debt and de-lever its balance sheet in the fourth quarter of fiscal 2012, resulting in a year-end leverage ratio (total debt to adjusted EBITDA) of approximately 3.4 times

•
Company remains on track to deliver $35-$40 million in annual cost synergies from Russell Hobbs transaction and $10-$15 million in savings from Global Pet Supplies restructuring, both expected to be fully realized by the end of fiscal 2012

Madison, WI, August 7, 2012 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today reported net income and diluted earnings per share more than doubled, and operating income and adjusted EBITDA increased 21.0 percent and 4.4 percent, respectively, in the third quarter of fiscal 2012 versus the prior year. Adjusted diluted EPS, a non-GAAP measure, of $0.78 in the third quarter increased 18.2 percent compared with $0.66 last year. Net sales increased 2.5 percent to $824.8 million in third quarter of fiscal 2012 versus $804.6 million a year ago. Excluding a negative foreign exchange impact of $28.4 million, net sales grew 6.0 percent versus 2011.

With an adjusted EBITDA increase of 4.4 percent to $132.5 million in fiscal 2012’s third quarter, the Company recorded its third consecutive record third quarter of adjusted EBITDA. Excluding a negative foreign exchange impact of $10.0 million, adjusted EBITDA grew 12.3 percent in the third quarter of fiscal 2012. EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.

“We turned in a solid third quarter performance, and we reiterate our expectations for fiscal 2012 to be another year of growth and record financial results,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “In the face of increasing, negative foreign currency translation impacts, challenging European economies, and ongoing commodity and Asian supply chain cost increases, we delivered higher net sales, operating income and adjusted EBITDA in the third quarter. On a constant currency basis, our third quarter net sales and adjusted EBITDA grew more than twice as fast as prior year levels.

“We benefited from volume growth, retail distribution gains, new products, geographic expansion, select pricing actions, continued spending controls, and investment paybacks from our global cost improvement programs,” Mr. Lumley said. “Our accretive acquisitions of the Black Flag®/TAT® brands and FURminator® also were key contributors to our higher third quarter performance. These businesses are now fully integrated into our Company.

“Our Spectrum Value Model continues to be the right go-to-market strategy as it resonates with retailers and customers worldwide in this prolonged climate of sluggish retail activity, tighter retail inventories, inflationary pressures, and higher commodity and Asian supply chain costs,” Mr. Lumley said. “We believe global consumers embrace our ‘same performance for less price’ value brand proposition and are increasingly open to trial and brand conversion. Our Spectrum Value Model delivers genuine value to the consumer with our largely non-discretionary, everyday replacement products that work as well as, or better than, our competitors for a lower cost. Our Spectrum Value Model also provides higher margins and lower acquisition costs to our retail customers, along with retail category growth and market share gains.”

“We were pleased to announce in a separate press release today that our Board of Directors has approved plans to initiate a regular quarterly common stock dividend starting in fiscal 2013 of $0.25 per share and declared a one-time, special dividend of $1.00 per share to be paid in September,” Mr. Lumley said. “Initiating a dividend recognizes our Company’s strong, consistent and ongoing ability to generate free cash flow and reinforces our commitment to deliver attractive returns to our shareholders.

“Going forward, we expect to utilize our cash flow to fund our regular dividend, further reduce leverage and make accretive, value-enhancing acquisitions,” he said. “In future years after 2013, we expect to evaluate the opportunity to increase our dividend based upon the growth of our free cash flow.

“As we work to deliver another year of improved financial results, we also plan to continue to strengthen our balance sheet by reducing debt in the fourth quarter of fiscal 2012 and achieve our target fiscal year-end total leverage ratio of approximately 3.4 times,” Mr. Lumley said. “Over the long term, our objective is to maintain a total leverage ratio in the range of 2.5 times to 3.5 times.”
Fiscal 2012 Third Quarter Consolidated Financial Results
Spectrum Brands Holdings reported consolidated net sales of $824.8 million for the third quarter of fiscal 2012, an increase of 2.5 percent compared to $804.6 million in the prior year. The Company’s Home and Garden and Global Pet Supplies segments reported higher revenues in the third quarter, which included $18.9 million of net sales from the Black Flag®/TAT® brands and FURminator® acquisitions completed on November 1, 2011 and December 22, 2011, respectively. Excluding revenues from these acquisitions, net sales in the third quarter of fiscal 2012 were unchanged from last year. Fiscal 2012 third quarter net sales were negatively impacted by $28.4 million of foreign exchange. Excluding the impact of foreign exchange, fiscal 2012 third quarter net sales increased 6.0 percent.

The Company reported gross profit of $291.7 million in the third quarter of fiscal 2012 compared to $293.6 million a year ago. Gross profit margin decreased to 35.4 percent in the third quarter from 36.5 percent last year. Driven primarily by a continuation of reduced SG&A expenses and lower acquisition, integration and restructuring costs, operating income in the third quarter of fiscal 2012 grew 21.0 percent to $95.2 million compared to $78.7 million in 2011. Operating income as a percentage of net sales improved to 11.5 percent versus the prior year’s 9.8 percent.

The Company reported significantly higher net income of $58.7 million, or $1.13 per diluted share, for the third quarter of fiscal 2012 on average shares and common stock equivalents outstanding of 51.8 million, compared to net income of $28.6 million, or $0.56 per diluted share, in the year-ago quarter based upon average shares and common stock equivalents outstanding of 51.0 million. Adjusted for certain items in both year’s third quarters, which are presented in Table 3 of this press release and that management believes are not indicative of the Company’s ongoing normalized operations, the Company reported adjusted diluted earnings per share of $0.78, a non-GAAP measure, for the third quarter of fiscal 2012, an increase of 18.2 percent compared to $0.66 last year.

For the third consecutive year, the Company delivered record third quarter consolidated adjusted EBITDA in fiscal 2012 of $132.5 million, a 4.4 percent increase versus the previous record of $126.9 million in the prior year. Adjusted EBITDA as a percentage of net sales was 16.1 percent compared to 15.8 percent in 2011. The improved adjusted EBITDA was driven by increases in the Company’s Home and Garden and Global Pet Supplies segments, which included adjusted EBITDA of $8.0 million from the acquisitions of the Black Flag®/TAT® brands and FURminator®. Excluding the results from acquisitions, adjusted EBITDA in the third quarter of fiscal 2012 decreased 1.9 percent. Third quarter adjusted EBITDA was negatively impacted by $10.0 million of foreign exchange. Excluding the negative foreign exchange impact, adjusted EBITDA in the third quarter of fiscal 2012 grew 12.3 percent.

Fiscal 2012 Nine Months Consolidated Financial Results

The Company reported consolidated net sales of $2.42 billion for the nine months of fiscal 2012, a 2.6 percent increase compared to $2.36 billion in fiscal 2011. The improvement was driven by net sales increases for all three of the Company’s segments, which included $34.5 million of net sales from the acquisitions of the Black Flag®/TAT® brands and FURminator® mentioned earlier. Excluding the acquisition-related revenues, net sales for the nine months of fiscal 2012 increased 1.1 percent. Net sales for the period were negatively impacted by $43.8 million of foreign exchange. Excluding the unfavorable foreign exchange impact, the Company’s net sales grew 4.4 percent in the nine months of fiscal 2012 compared to fiscal 2011.

Spectrum Brands’ lower gross profit of $835.8 million in the nine months of fiscal 2012 versus $848.4 million a year ago was attributable to a $12 million increase in commodity prices, increased costs from sourced goods, primarily from Asia, a $17 million increase in costs due to changes in product mix and a $3 million decrease due to changes in the Company’s freight programs. These decreases in gross profit were partially offset by increased sales which contributed $21 million of gross profit.

Primarily due to continued strong expense controls and cost improvement initiatives, operating income for the nine months of fiscal 2012 improved 20.0 percent to $234.2 million versus $195.1 million a year ago.

The Company swung to net income of $43.1 million, or $0.83 per diluted share, for the nine months of fiscal 2012 on average shares and common stock equivalents of 52.2 million, compared to a net loss of $41.3 million, or $0.81 loss per diluted share, last year based upon average shares and common stock equivalents of 50.8 million. Adjusted for certain items in both year’s nine months, which are presented in Table 3 of this press release and that management believes are not indicative of the Company’s ongoing normalized operations, Spectrum Brands generated adjusted diluted earnings per share of $1.82, a non-GAAP measure, for the nine months of fiscal 2012, an increase of 34.8 percent versus adjusted diluted earnings per share of $1.35 a year ago.

Consolidated adjusted EBITDA for the nine months of fiscal 2012 was $359.5 million, an increase of 4.9 percent versus consolidated adjusted EBITDA of $342.6 million a year ago. Adjusted EBITDA as a percentage of net sales was 14.9 percent compared to 14.5 percent in 2011. The Company’s Global Pet Supplies and Home and Garden segments reported higher year-over-year adjusted EBITDA. Excluding adjusted EBITDA of $12.9 million from the Black Flag®/TAT® brands and FURminator® acquisitions in the nine months of fiscal 2012, consolidated adjusted EBITDA of $346.6 million improved 1.2 percent versus last year. Foreign exchange had a $12.1 million negative impact on fiscal 2012 nine months adjusted EBITDA. Excluding this foreign exchange impact, adjusted EBITDA in the nine months of fiscal 2012 increased 8.5 percent versus fiscal 2011.

Fiscal 2012 Third Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2012 third quarter net sales of $500.7 million, a decline of 0.9 percent versus $505.2 million a year ago. Net sales increases in the segment’s global personal care products and small electrical appliance products categories were more than offset by a decrease in global battery revenues. Fiscal 2012 third quarter segment sales were negatively impacted by $25.1 million of foreign exchange. Excluding the foreign exchange impact, net sales for the segment grew 4.1 percent quarter-over-quarter.

Global battery sales for the third quarter were $211.2, a 4.5 percent decrease compared to $221.1 million a year ago. Excluding a negative foreign exchange impact of $12.9 million, global battery sales increased 1.4 percent in the third quarter. In North America, Rayovac market share expansion continued as a result of distribution gains at several new and existing retail accounts. The European battery business, on a constant currency basis, achieved customer gains in all core products and continued its regional expansion into Eastern Europe, reinforcing the effectiveness of its market segmentation strategy. The Latin America battery business delivered a solid third quarter performance, driven primarily by improved volumes and pricing in the key market of Brazil.

Driven by higher revenues in North America and Latin America, net sales for the global personal care product category increased 2.0 percent to $116.3 million in the third quarter of fiscal 2012 versus $113.9 million last year. These increases were primarily from a combination of new products, product line extensions and distribution gains. Excluding an unfavorable foreign exchange impact of $6.4 million, global personal care product category net sales increased 7.7 percent in the third quarter.

The small electrical appliances product category reported net sales in the third quarter of fiscal 2012 of $173.3 million, an increase of 1.8 percent compared to $170.2 million last year. Driven by a combination of market share gains, geographic expansion, new customers and pricing, higher European and Latin American net sales more than offset lower revenues in North America, which were due largely to the planned and continued elimination of low margin promotions. Excluding a negative foreign exchange impact of $5.8 million, net sales for the small electrical appliances product category increased 5.2 percent in the third quarter of 2012.

With segment net income, as adjusted, of $40.9 million, the Global Batteries & Appliances segment reported adjusted EBITDA of $61.2 million for the third quarter of fiscal 2012, a 2.2 percent decrease versus adjusted EBITDA of $62.6 million in the year-earlier quarter, when segment net income was $39.9 million. Excluding a negative foreign exchange impact of $9.7 million, segment adjusted EBITDA increased 13.3 percent in this year’s third quarter.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $157.5 million for the third quarter of fiscal 2012, an increase of 9.5 percent versus $143.8 million last year.  The net sales improvement was attributable to higher global companion animal net sales, driven primarily by revenues of $10.4 million from the FURminator® acquisition, and increased North American aquatics revenues. Foreign exchange negatively impacted these results by $3.4 million.

Net income, as adjusted, for the segment was $18.8 million in the third quarter of fiscal 2012 versus $15.1 million last year. Third quarter adjusted EBITDA of $29.3 million, including adjusted EBITDA of $5.2 million from the FURminator® acquisition, increased 18.6 percent compared with $24.7 million a year ago. Foreign exchange did not have a material impact on the segment’s third quarter adjusted EBITDA.

Home and Garden Business
The Home and Garden segment recorded net sales of $166.6 million for the third quarter of fiscal 2012, an increase of 7.1 percent compared with $155.6 million last year. The higher revenues were attributable to an increase in household control product sales due to favorable early spring weather in the quarter, 2012 retail distribution gains and $8.5 million in revenues from the Black Flag® and TAT® brands acquisition. Third quarter revenues typically reflect approximately 42 to 47 percent of full year net sales.
The segment recorded fiscal 2012 third quarter net income, as adjusted, of $44.0 million compared to $42.2 million in the year-ago quarter. Third quarter adjusted EBITDA of $47.5 million, which included $2.8 million of adjusted EBITDA from the Black Flag®/TAT® brands acquisition, increased 3.5 percent versus $45.9 million last year. The third quarter of fiscal 2012 was the 16th consecutive quarter of year-over-year adjusted EBITDA improvement for the Home and Garden segment.
Liquidity and Debt Reduction

The Company completed its fiscal 2012 third quarter on July 1, 2012 with a solid liquidity position, including a cash balance of approximately $62 million and approximately $3 million drawn on its $300 million ABL Facility, reflecting the normal timing of business seasonality, driven by the Home and Garden segment. Consistent with results from the last two fiscal year-ends, the Company expects to be undrawn on its ABL Facility at the close of fiscal 2012.
As of the end of the third quarter of fiscal 2012, the Company had approximately $1,774 million outstanding under its senior credit facilities, consisting of a senior secured Term Loan of $521 million, $950 million of 9.5% senior secured notes, $300 million of 6.75% senior unsecured notes and $3 million outstanding under its $300 million ABL working capital facility.  In addition, the Company had approximately $27 million of letters of credit outstanding.
In the fourth quarter of fiscal 2012, the Company expects to use its strong free cash flow to continue to de-lever its balance sheet, resulting in a forecasted year-end total leverage ratio (total debt to adjusted EBITDA) of approximately 3.4 times. The Company’s target total leverage ratio over the long term is a range of 2.5 times to 3.5 times.

Fiscal 2012 Outlook

The Company continues to expect fiscal 2012 net sales to increase at or above the rate of GDP. The Company further expects to report net income for fiscal 2012 versus a net loss in fiscal 2011, with fiscal 2012 adjusted EBITDA expected to grow at a higher percentage rate than net sales. The Company also reaffirms its fiscal 2012 goal of at least $200 million of free cash flow. Capital expenditures continue to be projected to approximate $45 million in fiscal 2012.

Conference Call/Webcast Scheduled for 9:00 AM Eastern Time Today

The Company will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, August 7. To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 94999018. A telephone replay of the conference call will be available through Tuesday, August 21. To access this replay, participants may call 855-859-2056 and use the same conference ID number.

The live audio webcast and replay is available by visiting the Investor Relations home page on the Company’s website at www.spectrumbrands.com.
About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a diversified, global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Farberware®, Black & Decker®, Russell Hobbs®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®.  Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 120 countries. With 6,000 employees in 43 countries, Spectrum Brands Holdings reported fiscal 2011 net sales of approximately $3.2 billion. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings (loss) per share on a GAAP basis to adjusted diluted earnings (loss) per share and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and nine months ended July 1, 2012 versus the three months and nine months ended July 3, 2011. See attached Table 5, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Forecasted Free Cash Flow for the twelve months ending September 30, 2012. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements. Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements
Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2012 (including its ability to increase its net sales, adjusted EBITDA and free cash flow and reduce its cumulative debt), may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks of changes and developments in external competitive market factors, such as introduction of new product features or technological developments, the entry of new competitors or competitive brands or increases in competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of Spectrum Brands Holdings, Inc., including its most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.
Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three and nine months ended July 1, 2012 and July 3, 2011
(Unaudited)
($ in millions, except per share amounts)

	THREE MONTHS			NINE MONTHS
	F2012	F2011	INC(DEC)	F2012	F2011	INC(DEC)
			%			%
Net sales	$824.8	$804.6	2.5%	$2,419.9	$2,359.6	2.6%
Cost of goods sold	531.1	508.7		1,575.8	1,506.3
Restructuring and related charges	2.0	2.3		8.3	4.9
Gross profit	291.7	293.6	(0.6)%	835.8	848.4	(1.5)%

Selling	129.9	133.2		391.5	403.8
General and administrative	50.9	60.3		158.1	179.6
Research and development	8.5	9.2		23.8	25.6
Acquisition and integration related charges	5.3	7.4		20.6	31.5
Restructuring and related charges	1.9	4.8		7.6	12.8

Total operating expenses	196.5	214.9		601.6	653.3

Operating income	95.2	78.7		234.2	195.1

Interest expense	39.7	40.4		150.1	165.9
Other expense, net	2.2	0.7		2.2	1.4

Income from continuing operations before income taxes	53.3	37.6		81.9	27.8

Income tax (benefit) expense	(5.4)	9.0		38.8	69.1

Net income (loss)	$58.7	$28.6		$43.1	$(41.3)

Average shares outstanding (a)	51.3	50.9		51.7	50.8

Basic income (loss) per share	$1.14	$0.56		$0.83	$(0.81)

Average shares and common stock equivalents outstanding (a) (b)	51.8	51.0		52.1	50.8

Diluted income (loss) per share	$1.13	$0.56		$0.83	$(0.81)

(a) Per share figures calculated prior to rounding.
(b) For the nine months ended July 3, 2011 we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
For the three and nine months ended July 1, 2012 and July 3, 2011
(Unaudited)
($ in millions)

Supplemental Financial Data	F2012	F2011
Cash	$62.4	$88.4

Trade receivables, net	$342.4	$359.7
Days Sales Outstanding (a)	39	41

Inventory, net	$552.5	$548.4
Inventory Turnover (b)	4.0	3.7

Total debt	$1,827.1	$1,748.6

	THREE MONTHS		NINE MONTHS
Supplemental Cash Flow Data	F2012	F2011	F2012	F2011
Depreciation and amortization, excluding amortization of debt
issuance costs	$30.4	$34.4	$91.0	$100.6

Capital expenditures	$14.5	$8.7	$33.1	$27.4

	THREE MONTHS		NINE MONTHS
Supplemental Segment Sales & Profitability	F2012	F2011	F2012	F2011

Net Sales
Global Batteries & Appliances	$500.7	$505.2	$1,670.0	$1,661.2
Global Pet Supplies	157.5	143.8	449.0	425.1
Home and Garden	166.6	155.6	300.9	273.3
Total net sales	$824.8	$804.6	$2,419.9	$2,359.6

Segment Profit
Global Batteries & Appliances	$47.1	$45.5	$185.7	$180.5
Global Pet Supplies	22.5	19.2	57.8	53.9
Home and Garden	44.2	42.9	60.5	51.0
Total segment profit	113.8	107.6	304.0	285.4

Corporate	9.4	14.4	33.3	41.1
Acquisition and integration related charges	5.3	7.4	20.6	31.5
Restructuring and related charges	3.9	7.1	15.9	17.7
Interest expense	39.7	40.4	150.1	165.9
Other expense, net	2.2	0.7	2.2	1.4

Income from continuing operations before income taxes	$53.3	$37.6	$81.9	$27.8

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share
For the three and nine months ended July 1, 2012 and July 3, 2011
(Unaudited)

	THREE MONTHS				NINE MONTHS
	F2012		F2011		F2012		F2011
Diluted income (loss) per share, as reported	$1.13		$0.56		$0.83		$(0.81)

Adjustments, net of tax:
Acquisition and integration related charges	0.07	(a)	0.09	(b)	0.26	(a)	0.40	(b)
Restructuring and related charges	0.05	(c)	0.09	(d)	0.20	(c)	0.23	(d)
Debt refinancing costs	—		—		0.34	(e)	0.37	(f)
Income taxes	(0.47)	(g)	(0.08)	(h)	0.19	(g)	1.16	(h)
	(0.35)		0.10		0.99		2.16

Adjusted diluted earnings per share	$0.78		$0.66		$1.82		$1.35

(a) For the three months ended July 1, 2012, reflects $3.4 million, net of tax, of Acquisition and integration related charges. The merger with Russell Hobbs accounted for $1.9 million of the charges while the acquisition of FURminator, Black Flag and other smaller acquisitions accounted for $1.5 million. For the nine months ended July 1, 2012, reflects $13.4 million, net of tax, of Acquisition and integration related charges. The merger with Russell Hobbs accounted for $7.6 million of the charges while the acquisition of FURminator, Black Flag and other smaller acquisitions accounted for $5.8 million. These costs were primarily integration related costs.

(b) For the three and nine months ended July 3, 2011, reflects $4.8 million, net of tax, and $20.5 million, net of tax, respectively, of Acquisition and integration related charges related to the merger with Russell Hobbs. The costs consisted of integration costs and legal and professional fees.

(c) For the three and nine months ended July 1, 2012, reflects $2.5 million, net of tax, and $10.3 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(d) For the three and nine months ended July 3, 2011, reflects $4.6 million, net of tax, and $11.6 million, net of tax, respectively, of Restructuring and related charges primarily related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(e) For the nine months ended July 1, 2012, reflects $17.9 million, net of tax, related to debt financing costs and the write off of unamortized debt issuance costs in connection with the replacement of the Company's 12% Notes during the fiscal quarter ended April 1, 2012.

(f) For the nine months ended July 3, 2011, reflects $19.1 million, net of tax, related to the write off of unamortized debt financing costs and original issue discount in connection with the refinancing of the Company's Term Loan during the quarter ended April 3, 2011.

(g) For the three and nine months ended July 1, 2012, reflects adjustments to income tax expense of $(24.0) million and $10.1 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(h) For the three and nine months ended July 3, 2011, reflects adjustments to income tax expense of $(4.2) million and $59.4 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the three months ended July 1, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$40.9	$18.8	$44.0	$(10.6)	$(34.3)	$58.7

Income tax benefit	—	—	—	—	(5.4)	(5.4)
Interest expense	—	—	—	—	39.7	39.7
Acquisition and integration related charges	3.0	1.7	—	0.5	—	5.3
Restructuring and related charges	1.8	1.7	0.2	0.1	—	3.9

Adjusted EBIT	45.7	22.2	44.2	(10.0)	—	102.1
Depreciation and amortization (b)	15.5	7.1	3.3	4.5	—	30.4

Adjusted EBITDA	$61.2	$29.3	$47.5	$(5.5)	$—	$132.5

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax benefit and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and presented within Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the nine months ended July 1, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$166.4	$46.7	$58.7	$(40)	$(188.9)	$43.1

Income tax expense	—	—	—	—	38.8	38.8
Interest expense	—	—	—	—	150.1	150.1
Acquisition and integration related charges	11.2	3.6	0.6	5.2	—	20.6
Restructuring and related charges	7.0	6.9	1.2	0.9	—	15.9

Adjusted EBIT	184.6	57.2	60.5	(33.9)	—	268.4
Depreciation and amortization (b)	46.0	20.2	9.1	15.8	—	91.0

Adjusted EBITDA	$230.6	$77.4	$69.6	$(18.1)	$—	$359.5

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and presented within Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the three months ended July 3, 2011
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$39.9	$15.1	$42.2	$(19.1)	$(49.4)	$28.6

Income tax expense	—	—	—	—	9.0	9.0
Interest expense	—	—	—	—	40.4	40.4
Acquisition and integration related charges	4.9	—	—	2.5	—	7.4
Restructuring and related charges	0.9	3.7	0.7	1.7	—	7.1

Adjusted EBIT	45.6	18.8	42.9	(14.9)	—	92.5
Depreciation and amortization (b)	17.0	5.9	3.0	8.5	—	34.4

Adjusted EBITDA	$62.6	$24.7	$45.9	$(6.3)	$—	$126.9

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and presented within Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the nine months ended July 3, 2011
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$154.9	$42.9	$48.9	$(52.9)	$(235.1)	$(41.3)

Income tax expense	—	—	—	—	69.1	69.1
Interest expense	—	—	—	—	165.9	165.9
Acquisition and integration related charges	24.2	0.4	—	6.9	—	31.5
Restructuring and related charges	1.5	9.9	2.1	4.4	—	17.7
Add back accelerated depreciation (b)	(1.0)	—	—	—	—	(1.0)

Adjusted EBIT	179.5	53.1	51.0	(41.7)	—	242.0
Depreciation and amortization (c)	50.9	17.6	9.3	22.8	—	100.6

Adjusted EBITDA	$230.4	$70.8	$60.3	$(18.8)	$—	$342.6

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and presented within Unallocated Items.

(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

(c) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow for the twelve months ending September 30, 2012
(Unaudited)
($ millions)

Net Cash provided from Operating Activities	$245

Purchases of property, plant and equipment	(45)

Free Cash Flow	$200